Exhibit 99

Xfone Announces Cash Dividend and Appointment of New Directors.

Carson City, Nevada - Xfone, Inc (OTCBB: XFNE) today declared its first annual cash dividend of $0.02 per common share. The cash dividend is payable on January
15, 2003 to common stockholders of record at the close of business on December
31, 2002.

The Company is also pleased to announce the appointment of Dr. Eyal Harrish and
Mr. Shemer Schwartz to its Board of Directors.

Guy Nissenson, President and CEO of Xfone, said: "We are delighted to announce our first ever dividends that derive from our Net Earnings and cash position. We are also pleased to appoint two new non-executive directors. Dr. Harish and Mr.
Schwartz. Our new directors are both capable and we look forward to their input in our Board discussions and decision making." Xfone, Inc. is an international telecommunication company and new brand name. Most of Xfone's current Revenues are generated in the UK by its fully owned subsidiary Swiftnet Ltd a licensed carrier that provides low-cost high-margin telecommunications services. Xfone offers an Internet-based interface of "One Shop - One Bill" for all telecommunication needs with minimal managerial and overhead costs. For the nine months ended September 30, 2002, Xfone announced record revenues of approximately $4.4 million which represents a 63% growth over the same period during 2001. Also, for the nine months ended September 30, 2002, Xfone announced
$444,024 of Income before taxes which represents a 82% increase over the same period during 2001.

This press release contains forward-looking statements. The words or phrases
"would be," "will allow," "intends to," "will likely result," "are expected to,"
"will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties including the announcement of the
Company's dividend and the appointment of the Company's new directors. The cash dividend payable on January 15, 2003 should not be construed as an indication of the Company's future performance or the payment of any future dividends after
January 15, 2003. These risks and uncertainties include issues related to the ability to: obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; and
the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report. In addition these and other factors may cause financials results to fluctuate from one financial quarter to another. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place undue reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

Contact:
     Xfone, Inc.
     Guy Nissenson, 011-44-20-84469494
     guy@xfone.com